Exhibit 99.1
October 20, 2026

Fellow shareholders,

•We delivered our Q3 forecast and expect to deliver on our full year 2026 guidance.
◦Q3 revenue grew 12% year over year (11% on a F/X neutral basis1) to $12.9B, consistent with our forecast. Operating margin was 34.6%, up from 28.2% in Q3’25 and ahead of our forecast primarily due to the timing of expenses.
◦For 2026, we expect revenue of $51.1B (+13% year over year) and an operating margin of 31.5%.
•The core of our service is delivering differentiated, exclusive, professionally produced series, films and live events. Q3 highlights include The Last House, Facing El Chapo, Death of the Pastor’s Wife, our NFL Game from Melbourne, and a very successful slate in India.
•We’ll continue to expand our entertainment offering through licensing and new ways to bring more third-party content to our service, like our TF1 partnership in France. Our audience, which is approaching one billion people, and our best-in-class product capabilities, make us great partners for studios, networks and creative talent.
•Member response to our 2026 price changes is consistent with prior adjustments and our expectations, an indicator that our engagement - which encompasses quantity, quality and variety of viewing - remains healthy and that we continue to deliver strong value to members.
•We’ll close out 2026 with an exciting slate including The Further Mis-Adventures of Cliff Booth, limited series The Murder of JonBenét Ramsey, starring Melissa McCarthy and Clive Owen, new seasons of The Diplomat, Nobody Wants This and Lupin, the series finale of Emily in Paris, three NFL games on Thanksgiving Eve and Christmas Day, and the Tyson Fury vs. Anthony Joshua fight.

Our summary results, and forecast for Q4, are below.

(in millions except per share data)	Q3'25	Q4'25	Q1'26	Q2'26	Q3'26	Q4'26 Forecast
Revenue	$11,510	$12,051	$12,250	$12,560	$12,874	$13,442
Y/Y % Growth	17.2%	17.6%	16.2%	13.4%	11.8%	11.5%
Operating Income	$3,248	$2,957	$3,957	$4,193	$4,459	$3,500
Operating Margin	28.2%	24.5%	32.3%	33.4%	34.6%	26.0%
Net Income	$2,547	$2,419	$5,283	$3,401	$3,664	$2,787
Diluted EPS	$0.59	$0.56	$1.23	$0.80	$0.87	$0.67

Net cash provided by operating activities	$2,825	$2,112	$5,290	$1,744	$3,162
Free Cash Flow	$2,660	$1,872	$5,094	$1,525	$2,884
Shares (FD)	4,340	4,317	4,298	4,261	4,195

__________________________________
1 Excluding the year over year effect of foreign exchange rate movements and the impact of hedging gains/losses realized as revenues. Assumes foreign exchange rates remained constant with foreign exchange rates from each of the corresponding months of the prior-year period.

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Q3 Results and Forecast
Revenue in Q3 grew 12% year over year (+11% on a foreign exchange (F/X) neutral basis), and was in-line with our forecast. In Q3, revenue growth was driven primarily by subscription revenue, reflecting increases in memberships and pricing, growth in advertising revenue and a favorable impact from F/X rates, net of hedging. Membership growth benefited from continued, healthy retention in every region; globally and in the US, churn improved year-over-year and was better than forecast.

Q3’26 operating income totaled $4.5B (+37% year over year) and operating margin of 34.6% was up versus 28.2% in Q3’25. Both Q3 operating income and margin were ahead of forecast due primarily to the timing of expenses and the slight upside in revenue. As a result, diluted EPS for the quarter amounted to $0.87 vs. $0.59 in Q3’25 (+49% year over year).

As a reminder, the guidance we provide is our actual internal forecast at the time we report and we strive for accuracy. Our primary financial metrics are revenue for growth and operating margin for profitability. Our goal is to sustain healthy revenue growth, expand operating profit and margin, and deliver growing free cash flow.

In Q4, we expect revenue of $13.4 billion, which represents year over year growth of 12% (or 11% F/X neutral) driven by growth in memberships, pricing, and ad revenue. We project a Q4 operating margin of 26.0% which includes ~120 basis points negative impact associated with our recently announced headcount reductions, and compares with 24.5% in the year ago quarter. These organizational changes enable us to continue to aggressively invest in high impact areas to improve our service, and drive growth and innovation.

Our guidance for Q4 means that for the full year 2026 we expect revenue of $51.1B, or growth of 13% (+12% on a F/X neutral basis). This is 0.2% below the mid-point of our prior 2026 revenue forecast range - while subscription revenue growth has outperformed our expectations, we currently expect 2026 ad revenue of ~$2.7B vs. approximately $3B previously (due to slightly slower than expected rollout of some ad product capabilities). We anticipate an operating margin of 31.5% for 2026 (31.4% based on F/X rates as of January 1, 2026) vs. 29.5% in 2025. Our updated 2026 margin guidance includes ~30 basis points negative impact associated with our Q4 headcount reductions. Our forecast implies annual operating income growth of 20%+ for 2026.

Our Focus
Our mission is to entertain the world while building a wildly successful business. Our strategy is simple: invest in differentiated, exclusive, professionally-produced entertainment like Netflix originals that spark conversation, bring in more members, and make us a “must-have” service. We pair these originals, which anchor our service, with a broad, complementary selection of third-party programming, a great discovery experience, and leading global distribution. Together, this fuels engagement (quality, quantity, and variety of viewing) and, in turn, revenue and profit. The core of our service is streaming TV, film and live events, monetized via subscription and advertising. It represents the vast majority of our spending and nearly all of our revenue, and is the engine of our business for which we see a long runway of growth.

To successfully execute this strategy, we focus on three priorities: 1) delivering more entertainment value to our members, 2) leveraging technology to improve all aspects of our service, and 3) improving our monetization. These priorities work in concert to drive acquisition and retention, create member value that lets us occasionally raise prices, and increase advertiser demand. We reinvest returns in our business so we can win more moments of truth and fund the next wave of entertainment. Done well,

2

this makes our service the one where members go first to look for entertainment and the last service they would cancel, with industry-leading retention and continued member and ARM2 growth.

With intense competition and an explosion of content competing for consumer attention, strategic clarity and excellent execution are critical. In Q3, we delivered well across all three priorities, but we see room to do even better with focused, continuous improvement.

In Q3, we had a variety of hits from around the world that members loved. Plastic Beauty* (12M views3) is on track to be our most-viewed series ever in Japan; The Secret Woman* (47M) is trending to be our most-viewed Danish title ever; Facing El Chapo* (58M) is pacing to be our second most-viewed Mexican title globally; and The Perfect Lie* (17M) is on track to become our most-viewed series out of the Netherlands. Non-English viewing has grown from under 10% of total viewing a decade ago to more than a third today. These hits reflect our decade-long commitment to creating content around the world that resonates locally, and has the potential to travel globally.

Other successful Q3 titles include:
•UCAN: Death of the Pastor's Wife* (45M), The Idaho Murders: College Nightmare* (38M), My Life With The Walter Boys S3* (29M), Little House on the Prairie (29M), The Last House* (91M) and Why Did I Get Married Again* (36M)
•EMEA: The Gentlemen S2* (33M) and A Toxic Love Story* (43M) from the UK, Elite Force* (25M) from France, Blood Sacrifice* (23M) from Sweden
•LATAM: My Daughter's Father* (23M) from Mexico and Nando Between Two Worlds - A Sintonia Film* (18M) from Brazil
•APAC: The East Palace (21M) and Our Sticky Love* (22M) from Korea

Complementing our Netflix originals, we continue to expand our entertainment offering through licensing and bringing more third-party content to our service in new ways. Our broad distribution (we’re serving an audience approaching one billion people) and industry leading monetization make us great partners for studios, networks and creative talent. For example, we partnered with Take-Two to unveil a sneak peek of the highly anticipated Grand Theft Auto VI5 in August. And we recently secured a new licensing deal with Disney6 which brings a variety of current and library series and films to our service for our members to enjoy, including all five Ice Age films which reached our global weekly Top 10 list and are building consumer awareness in advance of Disney’s theatrical release of Ice Age: Boiling Point in February 2027.

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2 Average revenue per membership.
3 A view is defined as hours viewed divided by runtime for each title. Views for a title are based on the first 91 days since the release of each episode (less than 91 days denoted with an asterisk and data is from launch date through October 18, 2026). We publish our top titles based on views each week at Netflix Top 104.
4 https://www.netflix.com/tudum/top10
5 https://www.ign.com/articles/gta-6-just-blew-me-away-im-so-glad-i-avoided-the-leaks
6 https://variety.com/2026/tv/news/disney-licenses-titles-netflix-ice-age-movies-will-trent-percy-jackson-and-the-olympians-felicity-1236897256/

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Our investment in our product capabilities, including our new TV UI, enables us to seamlessly integrate and merchandise more third party content to Netflix members. This summer we launched our partnership with TF1, a leading French broadcaster. This partnership enables us to provide our French members with even more highly local series, film, news and sports programming, all within a frictionless choosing and viewing experience that complements our French slate and global programming. We’re pleased with the TF1 partnership and the early metrics indicate that it’s generating incremental viewing in France.

Accueil
Séries
Films
Jeux
Mon Netflix
TF1+
NOUVEAU SUR NETFLIX
Retrouvez ici vos programmes préférés.
Comprend des pubs.
Tout explorer
danse avec les stars
ICI TOUT COMMENCE
Nouvel épisode
KOH-LANTA
DEMAIN NOUS APP
Nouvel épiso
Séries romantiques

We also continue to invest in our ad tech stack (Netflix Ads Suite). In Q3, we extended programmatic access through globally-available CTV marketplace deals, and secured new partnerships with MercadoLibre in LATAM and AdForm in EMEA. We are also expanding capabilities to in-DSP measurement including reach, frequency, and attribution. Also, we will introduce our advertising tier to 15 new countries in 2027. The first tranche of new market launches will happen in March 2027: nine countries in EMEA7, Colombia, Peru and New Zealand (a new addition from our previous announcement).

We know there’s some investor concern about our view hours growth. Member response to our 2026 price increases is consistent with prior price changes and our expectations, an indicator that our engagement - which encompasses quantity, quality and variety of viewing - remains healthy and that we continue to deliver strong value to members. But we do seek to accelerate growth in view hours as well, and we’re confident we’ll do that by relentlessly focusing and executing against the aforementioned strategy.

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7 https://about.netflix.com/en/news/netflix-hosts-first-uk-upfront

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That confidence comes from seeing strong results when we execute well on our core strategy – our business in India in Q3 is an example. We delivered a great slate led by Lock Upp, our first daily reality series, which drove the most viewing of any title on Netflix in India ever8, the new scripted series Musafir Cafe* (9M) and the hit series Operation Safed Sagar* (11M). As a result, view hours in India grew 24% year over year, while view hours per member grew low-to-mid single digits in the quarter. Combined with our first transaction-based loyalty bundle with Flipkart, we achieved our largest quarter ever of paid net additions in India and grew Q3 revenue in India ~18% year over year on a F/X neutral basis.

To close out the year, our Q4 slate builds on the strategy outlined above:
•We’ll have new series including, from the US, the critically acclaimed East of Eden and The Diplomat S4, The Body, The Murder of JonBenét Ramsey, The Hunting Wives S2, and the sixth and final season of Emily in Paris, as well as Below from Canada, Pride and Prejudice from the UK, Lupin: Part 4 from France, and The Empress S3 from Germany.
•Our film releases feature The Further Mis-Adventures of Cliff Booth, starring Brad Pitt, directed by David Fincher, and written by Quentin Tarantino; Animals, starring Ben Affleck and Kerry Washington; Bad Day, starring Cameron Diaz; Steps, our new animated film featuring Ali Wong, Stephanie Hsu, and Amanda Seyfried; animated film Ray Gunn, starring Scarlett Johansson and Sam Rockwell and directed by Brad Bird; and Spain’s La Bola Negra and South Korea’s Possible Love, both of which have secured official selections as their countries’ submissions for Best International Feature Film category at the Academy Awards.
•And we have our biggest quarterly live slate to date with the NFL’s inaugural Thanksgiving Eve game (with a halftime performance by U2) and a Christmas Day doubleheader, plus the Tyson Fury vs. Anthony Joshua boxing match.

Cash Flow and Capital Structure
Net cash generated from operating activities was $3.2B vs. $2.8B in the prior year period. Free cash flow (FCF)9 in Q3’26 totaled $2.9B vs. $2.7B in Q3’25. We have adjusted our expected 2026 FCF forecast to approximately $12.0B (vs. our prior projection of $12.5B) due primarily to the expected closing of a real estate transaction in Q4. We continue to expect an annual cash content spend to amortization ratio of ~1.1x.

Our capital allocation approach is unchanged. We prioritize reinvestment in the business, both organically and through selective M&A, while maintaining a healthy balance sheet and ample liquidity, then returning excess cash to shareholders via repurchases. In Q3, we bought back 63.9 million shares for $4.8B, our largest quarter ever of stock repurchases, and we currently have $22.3B of capacity left in our remaining authorizations. We ended Q3 with gross debt of $15.3B and cash and cash equivalents of $8.2B. Gross debt was ~$1B higher than the end of Q2, reflecting a $1B bond deal we completed during the quarter in order to fund our upcoming $1B debt maturity in Q4.

Reference
For quick reference, our past investor letters can be found here10.

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8 Based on view hours in the first 91 days.
9 Defined as cash provided by (used in) operating activities less purchases of property and equipment.
10 https://ir.netflix.net/financials/quarterly-earnings/default.aspx

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Regional Breakdown

(in millions)	Q3'25	Q4'25	Q1'26	Q2'26	Q3'26
UCAN:
Revenue	$5,072	$5,339	$5,245	$5,432	$5,628
Y/Y % Growth	17%	18%	14%	10%	11%
F/X Neutral Y/Y % Growth	17%	18%	14%	10%	11%

EMEA:
Revenue	$3,699	$3,873	$3,998	$4,034	$4,107
Y/Y % Growth	18%	18%	17%	14%	11%
F/X Neutral Y/Y % Growth	15%	15%	12%	11%	9%

LATAM:
Revenue	$1,371	$1,418	$1,497	$1,584	$1,603
Y/Y % Growth	10%	15%	19%	21%	17%
F/X Neutral Y/Y % Growth	20%	20%	18%	16%	12%

APAC:
Revenue	$1,369	$1,421	$1,509	$1,510	$1,537
Y/Y % Growth	21%	17%	20%	16%	12%
F/X Neutral Y/Y % Growth	20%	19%	19%	18%	15%
F/X Neutral revenue growth excludes the year over year effect of foreign exchange rate movements and the impact of hedging gains/losses realized as revenues. Assumes foreign exchange rates remained constant with foreign exchange rates from each of the corresponding months of the prior-year period.

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October 20, 2026 Earnings Interview, 1:45pm PT
Our live video interview will be on youtube/netflixir11 at 1:45pm PT today. Co-CEOs Greg Peters and Ted Sarandos, CFO Spence Neumann and VP of Finance & Capital Markets Spencer Wang, will all be on the video to answer questions submitted by sellside analysts.

IR Contact:	Corporate Communications Contact:
Lowell Singer	Kelly Pakula
VP, Investor Relations	VP, Global Corporate Communications
818 434-2141	415 254-4462

__________________________________
11 https://www.youtube.com/netflixir

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Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measures of F/X neutral revenue and adjusted operating profit and margin, free cash flow and net debt. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make strategic acquisitions and investments and for certain other activities like stock repurchases. Management believes that F/X neutral revenue and adjusted operating profit and margin allow investors to compare our projected results to our actual results absent year-over-year and intra-year currency fluctuations. Management believes net debt is a useful measure of the company's liquidity, capital structure, and leverage. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income, operating income (profit), operating margin, diluted earnings per share and net cash provided by (used in) operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements. We are not able to reconcile forward-looking non-GAAP financial measures because we are unable to predict without unreasonable effort the exact amount or timing of the reconciling items, including property and equipment, and the impact of changes in currency exchange rates. The variability of these items could have a significant impact on our future GAAP financial results.

Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our expected results for the fiscal quarter and fiscal year ending December 31, 2026; priorities for 2026; adoption and growth of streaming entertainment; growth strategy and outlook; market opportunity; competitive landscape and position; expectations regarding series, films, games, live programming and video podcasts and title performance; partnerships, licensing and third-party content; engagement and view hours; slate strength; pricing and plans strategy; ad-supported tier and its prospects, including new market launches; advertising, including our ad-tech platform; product strategy; impact of organizational changes, including headcount reductions; impact of foreign exchange rates and hedging activities; stock repurchases; advertising revenue; revenue and revenue growth; membership growth, retention and ARM growth; operating income, operating margin, net income, earnings per share, capital allocation, debt repayment, closing of a real estate transaction, free cash flow, content spend and content amortization. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and engage and retain existing members; our ability to compete effectively, including for consumer engagement with different modes of entertainment; failing to improve the variety and quality of entertainment offerings; adoption of the ads plan and paid sharing; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks; macroeconomic conditions; content slate and timing of content releases. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, filed with the SEC on January 23, 2026. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

8

Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Revenues	$12,874,176	$12,559,938	$11,510,307	$37,683,871	$33,132,274
Cost of revenues	6,079,016	6,036,965	6,164,250	18,004,219	16,752,708
Sales and marketing	837,051	823,838	786,295	2,503,106	2,187,930
Technology and development	1,033,142	1,007,675	853,584	3,000,513	2,501,090
General and administrative	466,367	498,850	457,931	1,567,826	1,320,606
Operating income	4,458,600	4,192,610	3,248,247	12,608,207	10,369,940
Other income (expense):
Interest expense	(184,701)	(175,685)	(175,294)	(622,463)	(542,115)
Interest and other income (expense)	43,006	51,661	36,457	2,946,833	126,986
Income before income taxes	4,316,905	4,068,586	3,109,410	14,932,577	9,954,811
Provision for income taxes	(652,978)	(667,172)	(562,494)	(2,584,445)	(1,392,131)
Net income	$3,663,927	$3,401,414	$2,546,916	$12,348,132	$8,562,680
Earnings per share*:
Basic	$0.89	$0.81	$0.60	$2.95	$2.01
Diluted	$0.87	$0.80	$0.59	$2.90	$1.97
Weighted-average shares of common stock outstanding*:
Basic	4,134,463	4,189,303	4,244,553	4,181,861	4,256,350
Diluted	4,195,127	4,261,300	4,340,392	4,251,298	4,352,844

* Share and per share amounts have been retroactively adjusted to reflect the ten-for-one forward stock split which was effected on November 14, 2025.

9

Netflix, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	September 30, 2026	December 31, 2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,194,275	$9,033,681
Short-term investments	28,678	28,678
Other current assets	4,999,384	3,957,832
Total current assets	13,222,337	13,020,191
Content assets, net	34,605,477	32,778,392
Property and equipment, net	2,560,619	2,004,350
Other non-current assets	8,293,521	7,794,060
Total assets	$58,681,954	$55,596,993
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$3,885,069	$4,084,854
Accounts payable	860,098	900,612
Accrued expenses and other liabilities	3,301,264	3,220,869
Deferred revenue	1,779,633	1,775,730
Short-term debt	2,474,796	998,865
Total current liabilities	12,300,860	10,980,930
Non-current content liabilities	1,723,034	1,579,476
Long-term debt	12,657,598	13,463,971
Other non-current liabilities	2,714,209	2,957,128
Total liabilities	29,395,701	28,981,505
Stockholders' equity:
Common stock	7,898,264	7,286,410
Treasury stock at cost	(33,232,809)	(22,372,658)
Accumulated other comprehensive loss	(9,452)	(580,382)
Retained earnings	54,630,250	42,282,118
Total stockholders' equity	29,286,253	26,615,488
Total liabilities and stockholders' equity	$58,681,954	$55,596,993

Supplemental Information
Total streaming content obligations*	$25,222,800	$24,039,228

* Total streaming content obligations are comprised of content liabilities included in "Current content liabilities" and "Non-current content liabilities" on the Consolidated Balance Sheets and obligations that are not reflected on the Consolidated Balance Sheets as they did not yet meet the criteria for recognition.

10

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Cash flows from operating activities:
Net income	$3,663,927	$3,401,414	$2,546,916	$12,348,132	$8,562,680
Adjustments to reconcile net income to net cash provided by operating activities:
Additions to content assets	(5,159,790)	(4,927,523)	(4,653,935)	(14,934,230)	(12,039,405)
Change in content liabilities	93,508	(181,794)	24,262	(43,070)	(601,043)
Amortization of content assets	4,235,454	4,311,309	4,002,744	12,764,663	11,657,930
Depreciation and amortization of property, equipment and intangibles	107,100	100,530	87,326	306,205	247,406
Stock-based compensation expense	133,723	131,312	80,986	405,440	233,825
Foreign currency remeasurement loss (gain) on debt	(9,162)	(8,813)	(1,707)	(28,085)	82,078
Other non-cash items	119,748	141,356	142,293	459,331	377,162
Deferred income taxes	182,054	81,260	20,539	322,133	(279,144)
Changes in operating assets and liabilities:
Other current assets	(136,415)	111,713	(169,597)	(729,342)	(477,647)
Accounts payable	46,211	(157,397)	139,451	(111,032)	(125,929)
Accrued expenses and other liabilities	85,509	(1,249,793)	707,151	131,620	746,329
Deferred revenue	(17,823)	54,008	(3,686)	3,903	203,862
Other non-current assets and liabilities	(181,765)	(63,770)	(97,569)	(699,372)	(550,473)
Net cash provided by operating activities	3,162,279	1,743,812	2,825,174	10,196,296	8,037,631
Cash flows from investing activities:
Purchases of property and equipment	(278,766)	(218,644)	(164,719)	(693,540)	(448,885)
Acquisitions	—	—	—	(585,744)	—
Purchases of investments	(52,545)	—	(3,850)	(52,545)	(161,515)
Proceeds from maturities and sales of investments	—	—	176,250	—	1,908,617
Other investing activities	—	—	36,190	—	—
Net cash provided by (used in) investing activities	(331,311)	(218,644)	43,871	(1,331,829)	1,298,217
Cash flows from financing activities:
Proceeds from issuance of debt	992,550	—	—	992,550	—
Repayments of debt	—	—	—	—	(1,833,450)
Proceeds from issuance of common stock	74,674	59,980	70,215	183,964	590,883
Repurchases of common stock	(4,796,725)	(4,714,403)	(1,856,885)	(10,781,716)	(7,047,608)
Taxes paid related to net share settlement of equity awards	(5,165)	(6,631)	(6,196)	(41,026)	(40,180)
Other financing activities	(20,306)	(8,573)	55,837	(9,185)	62,142
Net cash used in financing activities	(3,754,972)	(4,669,627)	(1,737,029)	(9,655,413)	(8,268,213)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	18,995	(19,628)	(21,721)	(50,471)	415,896
Net increase (decrease) in cash, cash equivalents, and restricted cash	(905,009)	(3,164,087)	1,110,295	(841,417)	1,483,531
Cash, cash equivalents and restricted cash at beginning of period	9,102,786	12,266,873	8,180,573	9,039,194	7,807,337
Cash, cash equivalents and restricted cash at end of period	$8,197,777	$9,102,786	$9,290,868	$8,197,777	$9,290,868

11

Netflix, Inc.
Non-GAAP Information
(unaudited)
(in thousands, except percentages)

Non-GAAP Free Cash Flow

	Three Months Ended			Nine Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$3,162,279	$1,743,812	$2,825,174	$10,196,296	$8,037,631
Purchases of property and equipment	(278,766)	(218,644)	(164,719)	(693,540)	(448,885)
Non-GAAP free cash flow	$2,883,513	$1,525,168	$2,660,455	$9,502,756	$7,588,746

Non-GAAP Constant Currency Information

The tables below provide a non-GAAP reconciliation of reported and constant currency revenue growth by region for the quarters ended September 30, 2025, December 31, 2025, March 31, 2026, June 30, 2026 and September 30, 2026. The regions presented in the tables below include United States and Canada ("UCAN"), Europe, Middle East, and Africa ("EMEA"), Latin America ("LATAM"), and Asia-Pacific ("APAC").

	Three Months Ended				Three Months Ended			Change
	September 30, 2025				September 30, 2024			Q3'25 vs. Q3'24
	As Reported	Constant Currency Adjustment	Hedging (Gains) Losses Included in Revenues	Constant Currency Revenues	As Reported	Hedging (Gains) Losses Included in Revenues	Revenues Less Hedging Impact	Reported Change	Constant Currency Change
UCAN	$5,071,781	$1,816	$(2,196)	$5,071,401	$4,322,476	$(3,265)	$4,319,211	17%	17%
EMEA	3,699,052	(199,597)	113,580	3,613,035	3,133,466	(1,857)	3,131,609	18%	15%
LATAM	1,370,913	53,678	26,300	1,450,891	1,240,892	(34,654)	1,206,238	10%	20%
APAC	1,368,561	(14,750)	(8,319)	1,345,492	1,127,869	(8,408)	1,119,461	21%	20%

	Three Months Ended				Three Months Ended			Change
	December 31, 2025				December 31, 2024			Q4'25 vs. Q4'24
	As Reported	Constant Currency Adjustment	Hedging (Gains) Losses Included in Revenues	Constant Currency Revenues	As Reported	Hedging (Gains) Losses Included in Revenues	Revenues Less Hedging Impact	Reported Change	Constant Currency Change
UCAN	$5,339,270	$3,801	$(6,612)	$5,336,459	$4,517,018	$(5,564)	$4,511,454	18%	18%
EMEA	3,872,743	(198,888)	87,364	3,761,219	3,287,604	(12,789)	3,274,815	18%	15%
LATAM	1,417,939	(1,052)	27,711	1,444,598	1,229,771	(28,307)	1,201,464	15%	20%
APAC	1,420,810	28,413	(19,274)	1,429,949	1,212,120	(7,107)	1,205,013	17%	19%

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	Three Months Ended				Three Months Ended			Change
	March 31, 2026				March 31, 2025			Q1'26 vs. Q1'25
	As Reported	Constant Currency Adjustment	Hedging (Gains) Losses Included in Revenues	Constant Currency Revenues	As Reported	Hedging (Gains) Losses Included in Revenues	Revenues Less Hedging Impact	Reported Change	Constant Currency Change
UCAN	$5,245,298	$(20,306)	$(463)	$5,224,529	$4,617,098	$(14,552)	$4,602,546	14%	14%
EMEA	3,998,419	(418,871)	113,651	3,693,199	3,404,676	(105,225)	3,299,451	17%	12%
LATAM	1,497,058	(60,512)	31,286	1,467,832	1,261,934	(13,936)	1,247,998	19%	18%
APAC	1,508,982	(40,823)	(11,957)	1,456,202	1,259,093	(31,083)	1,228,010	20%	19%

	Three Months Ended				Three Months Ended			Change
	June 30, 2026				June 30, 2025			Q2'26 vs. Q2'25
	As Reported	Constant Currency Adjustment	Hedging (Gains) Losses Included in Revenues	Constant Currency Revenues	As Reported	Hedging (Gains) Losses Included in Revenues	Revenues Less Hedging Impact	Reported Change	Constant Currency Change
UCAN	$5,431,667	$(4,883)	$(3,284)	$5,423,500	$4,929,003	$(6,431)	$4,922,572	10%	10%
EMEA	4,033,515	(130,725)	58,490	3,961,280	3,538,175	42,049	3,580,224	14%	11%
LATAM	1,584,290	(67,459)	11,494	1,528,325	1,306,735	14,033	1,320,768	21%	16%
APAC	1,510,466	28,880	(19,070)	1,520,276	1,305,253	(12,266)	1,292,987	16%	18%

	Three Months Ended				Three Months Ended			Change
	September 30, 2026				September 30, 2025			Q3'26 vs. Q3'25
	As Reported	Constant Currency Adjustment	Hedging (Gains) Losses Included in Revenues	Constant Currency Revenues	As Reported	Hedging (Gains) Losses Included in Revenues	Revenues Less Hedging Impact	Reported Change	Constant Currency Change
UCAN	$5,628,215	$7,492	$(7,928)	$5,627,779	$5,071,781	$(2,196)	$5,069,585	11%	11%
EMEA	4,106,572	22,863	17,038	4,146,473	3,699,052	113,580	3,812,632	11%	9%
LATAM	1,602,603	(53,448)	12,849	1,562,004	1,370,913	26,300	1,397,213	17%	12%
APAC	1,536,786	50,803	(21,246)	1,566,343	1,368,561	(8,319)	1,360,242	12%	15%
Total Revenues	$12,874,176	$27,710	$713	$12,902,599	$11,510,307	$129,365	$11,639,672	12%	11%

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Non-GAAP F/X Neutral Operating Margin

To provide additional transparency around our operating margin, we disclose each quarter our year-to-date (YTD) operating margin based on F/X rates at the beginning of each year. This will allow investors to see how our operating margin is tracking against our target (which was set in January of 2026 based on F/X rates at that time), absent intra-year fluctuations in F/X.

YTD 2026
As Reported
Revenue	$37,683,871
Operating Expenses	25,075,664
Operating Profit	$12,608,207
Operating Margin	33.5%

FX Impact
Revenue	$113,354
Operating Expenses	17,790
Operating Profit	$95,564

Adjusted*
Revenue	$37,570,517
Operating Expenses	25,057,874
Operating Profit	$12,512,643
Operating Margin	33.3%
* Based on F/X rates at the beginning of each year including our F/X hedges at that time. Note: Excludes F/X impact on content amortization, as titles are amortized at a historical blended rate based on timing of spend. YTD 2026 through September 30, 2026.

Non-GAAP Net Debt

As of
September 30, 2026
Non-GAAP Net Debt reconciliation:
Total debt	$15,132,394
Add: Debt issuance costs and original issue discount	59,251
Add: Fair value hedging adjustment	145,158
Less: Cash and cash equivalents	(8,194,275)
Less: Short-term investments	(28,678)
Net debt	$7,113,850

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